Exhibit 10.1
DENALI THERAPEUTICS INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Initially adopted and approved November 10, 2017; most recently amended and restated January 23, 2026 (the “Restatement Date”)
Denali Therapeutics Inc. (the “Company”) believes that granting equity and cash compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy as amended and restated (the “Policy”) formalizes the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined in this Policy, any capitalized terms used in this Policy will have the meaning given such term in the Company’s 2017 Equity Incentive Plan, as amended from time to time (the “Plan”), or if the Plan is no longer in use at the time of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
This amended and restated Policy will be effective as of the Restatement Date.
1.Cash Compensation
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $50,000, beginning for calendar year 2025. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
Non-Executive Chair, Committee Chair and Committee Member Annual Cash Retainer
Effective beginning for calendar year 2022, each Outside Director who serves as the non-executive Chair of the Board, chair of a committee of the Board, or member of a committee of the Board will be eligible to earn additional annual cash retainers as follows:

Non-Executive Chair of the Board	$35,000

Chair of Audit Committee:	$20,000

Member of Audit Committee: (excluding Committee Chair)	$10,000

Chair of Compensation Committee:	$15,000

Member of Compensation Committee: (excluding Committee Chair)	$7,500

Chair of Nominating and Governance Committee:	$10,000

Member of Nominating and Governance Committee: (excluding Committee Chair)	$5,000

Chair of Science and Technology Committee:	$15,000

Member of Science and Technology Committee: (excluding Committee Chair)	$7,500
Payment
Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than thirty (30) days following the end of such immediately preceding fiscal quarter. For the avoidance of doubt, cash retainers payable for the fiscal quarter containing the Restatement Date will be paid at the rates in effect on the Restatement Date. For purposes of clarification, an Outside Director who has served as an Outside Director, as non-executive Chair of the Board or as a member of an applicable committee (or chair thereof), as applicable, during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.

2.Equity Compensation
Outside Directors may receive any Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors under this Section 2 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions and all other provisions of the Plan that are not inconsistent with this Policy:
(a)Initial Awards.
i.Initial Stock Options. Subject to Section 11 of the Plan, each person who first becomes an Outside Director on or following the Restatement Date automatically will be granted a Nonstatutory Stock Option (the “Initial Option”) covering the number of Shares equal to (x) the Initial Award Base Number multiplied by (y) sixty percent (60%); provided, however, that the number of Shares covered by an Initial Option will be rounded down to the nearest whole Share. The Initial Option grant will be effective on the date on which such person first becomes an Outside Director on or following the Restatement Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Notwithstanding the foregoing, a Director who was an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Option. Subject to Section 5 below and Section 14 of the Plan, each Initial Option will vest and become exercisable as to twenty-five percent (25%) of the Shares subject to the Initial Option on the one (1)-year anniversary of the date of grant and as to one-forty-eighth (1/48th) of the Shares subject to the Initial Option on each monthly anniversary of the date of grant thereafter (and if there is no corresponding day, on the last day of the month), in each case, provided that the Outside Director continues to serve as an Outside Director through the applicable vesting date.
ii.Initial Restricted Stock Unit Awards. Subject to Section 11 of the Plan, each person who first becomes an Outside Director on or following the Restatement Date automatically will be granted a Restricted Stock Unit Award (the “Initial RSU”) covering the number of Shares determined by
1.taking the product of (x) the Initial Award Base Number multiplied by (y) forty percent (40%); and
2.dividing such product by two (2) (representing a conversion to the Initial RSU Share number based on a 2:1 option to RSU ratio);
provided, however, that the number of Shares covered by an Initial RSU will be rounded down to the nearest whole Share. The Initial RSU will be effective on the date on which such person first becomes an Outside Director on or following the Restatement Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy;. Notwithstanding the foregoing, an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive an Initial RSU.

Subject to Section 5 below and Section 14 of the Plan, each Initial RSU will vest as to twenty-five percent (25%) of the Shares subject to the Initial RSU on each of the one (1)-year, two (2)-year and three (3)-year anniversaries of the date of grant (and if there is no corresponding day, on the last day of the month), and as to twenty-five percent (25%) of the Shares subject to the Initial RSU on the earlier of the four (4)-year anniversary of the grant date (and if there is no corresponding day, on the last day of the month) or the day prior to the Company’s next Annual Meeting occurring after the three (3)-year anniversary of the date of grant, in each case, provided that the Outside Director continues to serve as an Outside Director through the applicable vesting date.
(b)Initial Award Base Number. For purposes of this Policy, “Initial Award Base Number” means the number of Shares that would be subject to an Option with a Value of $750,000 if such Option was granted under the Plan on the date on which such person first becomes an Outside Director on or following the Restatement Date.
(c)Annual Awards.
i.Annual Stock Options. Subject to Section 11 of the Plan and to the following sentence, on the date of each annual meeting of stockholders of the Company (each, an “Annual Meeting”), beginning with the first Annual Meeting following the Restatement Date, each Outside Director automatically will be granted a Nonstatutory Stock Option (an “Annual Option”) covering the number of Shares equal to (x) the Annual Award Base Number multiplied by (y) sixty percent (60%); provided that the number of Shares covered by each Annual Option will be rounded down to the nearest whole Share. Each Annual Option will be effective on the date of the applicable Annual Meeting, if, as of such Annual Meeting date, the applicable Outside Director will have served on the Board as a Director for at least the preceding six (6) months; provided that any Outside Director who is not continuing as a Director following the applicable Annual Meeting will not receive an Annual Option with respect to such Annual Meeting. Subject to Section 5 below and Section 14 of the Plan, each Annual Option will vest and become exercisable as to one hundred percent (100%) of the Shares subject thereto upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, in each case, provided that the Outside Director continues to serve as an Outside Director through the applicable vesting date.
ii.Annual Restricted Stock Unit Awards. Subject to Section 11 of the Plan and to the following sentence, on the date of each Annual Meeting, beginning with the first Annual Meeting following the Restatement Date, each Outside Director automatically will be granted a Restricted Stock Unit Award (an “Annual RSU” and, together with the Annual Options, the “Annual Awards”) covering the number of Shares determined by:
1.taking the product of (x) the Annual Award Base Number multiplied by (y) forty percent (40%); and
2.dividing such product by two (2) (representing a conversion to the Annual RSU Share number based on a 2:1 option to RSU ratio);

provided that the number of Shares covered by each Annual RSU will be rounded down to the nearest whole Share. Each Annual RSU will be effective on the date of the applicable Annual Meeting, if, as of such Annual Meeting date, the applicable Outside Director will have served on the Board as a Director for at least the preceding six (6) months; provided that any Outside Director who is not continuing as a Director following the applicable Annual Meeting will not receive an Annual RSU with respect to such Annual Meeting. Subject to Section 5 below and Section 14 of the Plan, each Annual RSU will vest as to one hundred percent (100%) of the Shares subject thereto upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, in each case, provided that the Outside Director continues to serve as an Outside Director through the applicable vesting date.
(d)Annual Award Base Number. For purposes of this Policy, “Annual Award Base Number” means the number of Shares that would be subject to an Option with a Value of $425,000 if such Option was granted under the Plan on the date of the applicable Annual Meeting.
(e)Value. For purposes of this Policy, “Value” means, with respect to a stock option, its grant date fair value calculated in accordance with the Black-Scholes option valuation methodology utilized by the Company for equity grants to Company executives, or such other methodology the Board or Compensation Committee may determine prior to the grant of the stock option becoming effective, as applicable, consistent, as determined by the Board or Compensation Committee, with the general methodology used to value equity grants to Company executives.
(f)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, as applicable (except as provided in Section 6 below).
(g)Terms Applicable to all Options Granted Under this Policy. The per Share exercise price for an Option granted under this Policy will be one hundred percent (100%) of the Fair Market Value on the grant date. The maximum term to expiration of an Option granted under this Policy will be ten (10) years, subject to earlier termination as provided in the Plan.
3.Expenses
Each Outside Director’s reasonable, customary, and properly documented expenses in connection with service on the Board or any committee of the Board will be reimbursed by the Company.
4.Outside Director Compensation Limits
Until at least the date of the Annual Meeting held in 2025 (the “2025 Annual Meeting”), neither the cash retainers nor the Value of equity compensation payable under this Policy to Outside Directors will be raised to a level that is in excess of the 75th percentile of the cash retainers or value of equity award compensation, respectively, paid by the then-applicable Peer

Group to their non-employee directors. For purposes of this Policy, “Peer Group” means the peer group of the Company as approved by the Compensation Committee of the Board (the “Compensation Committee”) or the Board from time to time.
Notwithstanding the foregoing, newly elected or appointed Outside Directors may receive total cash and equity compensation in connection with their initial appointment or election to the Board having an aggregate value (with value of equity compensation calculated as the Value of such equity compensation under the Policy) of up to two times (2x) the total of (x) the aggregate amount of annual cash retainers (for the avoidance of doubt, including all cash retainers for serving as an Outside Director, including cash retainers for serving as non-executive Chair of the Board or as a chair or member of an applicable committee) that could be provided to any incumbent Outside Director under the terms of the Policy as then in effect, and (y) the Value of Annual Awards that could be provided to any incumbent Outside Director under the terms of the Policy as then in effect.
The Company will assess and determine its Peer Group annually based on such factors as the Compensation Committee or the Board, as applicable, deems relevant after discussion with the Compensation Committee’ compensation consultant, and shall consider, among other companies as determined appropriate by the Compensation Committee or the Board, as applicable, for selection as Peer Group companies those companies which are: (a) operating in the same industries as the Company (by reference to Global Industry Classification Standard code or similar reasonable identifiers, which may change from time to time), and (b) similar in size to the Company based on market capitalization (or, during volatile market conditions, revenue, if so determined by the Compensation Committee or the Board, as applicable).
Notwithstanding anything in the foregoing to the contrary, all determinations related to the foregoing, including but not limited to the determination of the Peer Group, the cash retainers and value of equity award compensation paid by the Peer Group and/or under the Policy to incumbent Outside Directors, the determination of what constitutes the 75th percentile of such amounts, and the date or dates as of which such 75th percentile is to be assessed will be determined in the good faith of the Compensation Committee or the Board after consideration of the advice of the Compensation Committee’s compensation consultant as contemplated above.
5.Additional Provisions
    All provisions of the Plan and form of award agreement approved for use under the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
6.Section 409A
    It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A (as defined below) so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable. As such, all payments under this Policy are intended to fall within the “short-term deferral” exception under Section 409A. In no event will the Company be obligated to reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A or otherwise because of the receipt of compensation under this Policy.
7.Revisions
    Except as provided herein, the Board or any committee designated by the Board (a “Designated Committee”), may amend, suspend or terminate this Policy at any time and for any reason. Unless determined otherwise by the Board, the Compensation Committee is a Designated Committee under this Policy. This includes, that the Board or a Designated Committee in its discretion may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash and timing of unearned compensation to be paid on or after the date the Board or a Designated Committee, as applicable determines to make any such change or revision. Any amendment to the terms of any cash compensation granted under the Policy will be effective no earlier than the date such amendment is made. Further, except as provide herein, the Board or a Designated Committee in its discretion may at any time change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, the vesting schedule of Awards, and the type of Awards to be granted on or after the date the Board or a Designated Committee, as applicable, determines to make any such change or revision. If, on the date of an Award grant under this Policy, an equity incentive plan other than the Plan is the primary equity incentive plan used by the Company, all references to the Plan in this Policy shall, with respect to such Award, be deemed to refer to the Company’s primary equity incentive plan in use at the time of such Award grant, including that references to Section 11 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to the per person limits on the number or value of Shares that an Outside Director may receive under such plan during the period specified therein, and references to Section 14 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to adjustments to the Shares, dissolution or liquidation or the Company, and/or merger or Change in Control (or similar transactions) of the Company.
Notwithstanding the foregoing, no amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Further, and notwithstanding the foregoing, until at least the date of the 2025 Annual Meeting, this Policy shall not be amended in a manner inconsistent with the terms of the derivative settlement entered into by the Company on January 13, 2021 and referenced in the Form 8-K dated February 5, 2021.

Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.